EXHIBIT 99.1

NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

FOR IMMEDIATE RELEASE	Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
ALON USA CLOSES ACQUISITION
OF THE KROTZ SPRINGS REFINERY

DALLAS, TX — July 7, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) announced today that it has completed the acquisition of the Krotz Springs refinery from Valero Energy Corporation (NYSE: VLO) (“Valero”). The purchase price of this transaction was $333 million in cash plus approximately $140 million for working capital, including inventories.
“This latest acquisition is another step in our business plan to methodically grow our operations and expand our refining capacity. We anticipate that this transaction should generate strong free cash flow which should enable us to repay its associated debt in as early as three years,” said David Wiessman, Executive Chairman of Alon. “We would like to thank Valero for partnering with us in this transaction, allowing both of our companies to further their strategic initiatives.”
“With the completion of the Krotz Springs refinery acquisition, our crude refining capacity is expected to rise by 50% to approximately 250,000 barrels per day (bpd) including four refineries located on the West Coast, West Texas and Gulf Coast ,” said Jeff Morris, Alon’s President and CEO. “On behalf of Alon, I wish to express our gratitude to our majority stockholder, Alon Israel, for their continued support and confidence in our company. Their investment in this transaction was critical in allowing us to create the optimal financing structure for the acquisition.”
Mr. Morris, continued, “We would like to welcome the management team and employees of the Krotz Springs refinery to the Alon family. This refinery ranks among the most reliable US refineries, which is a testament to their experience and dedication. We look forward to working together to implement our plans for further improving the refinery’s operations, including projects to upgrade the refinery to produce low sulfur diesel and to process a Mars-type crude slate.”
The Krotz Springs refinery, with a nameplate crude capacity of approximately 83,100 bpd, services multiple demand centers in the Southeast and East Coast markets through the low-cost

Colonial pipeline. The 2007 refined product mix from the Krotz Springs refinery, with a current 6.5 complexity rating, consists of approximately 96% light products, with the following yields: 44% gasoline, 44% distillates and light cycle oils, 8% petrochemicals and 4% of heavy products.
Financing for the transaction included a $302 million term loan, including a $50 million sub-facility to support substantial hedging, arranged by Credit Suisse, who also was Alon’s M&A advisor for the transaction. In addition, Bank of America arranged a $400 million revolver facility with an accordion feature of an additional $100 million to support ongoing working capital needs.
Funds for a portion of the purchase price were provided through an $80 million equity investment by Alon Israel in preferred stock of a new Alon holding company subsidiary, which may be exchanged for shares of Alon common stock after three years. In addition, Alon Israel provided for the issuance of $55 million of letters of credit at favorable rates to Alon to support increased borrowing capacity under the Bank of America revolving credit facility. A committee of independent and disinterested members of Alon’s board of directors negotiated and approved these transactions.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico primarily under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded locations.
Any statements in this press release that are not statements of historical fact are forward-looking statements.  Forward-looking statements reflect our current expectations regarding future events, results or outcomes, including expectations regarding the results and operations of the Krotz Springs refinery, future projects planned for the refinery and the repayment of indebtedness incurred in connection with the transaction.  These expectations may or may not be realized.  Such statements are based on current beliefs, assumptions and judgments of Alon’s management which are subject to risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors, including changes in market or other conditions affecting operations of the Krotz Springs refinery following the acquisition. Additional factors that may affect future results of Alon are set forth on Alon’s filings with the Securities and Exchange Commission.
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